Exhibit 1

This document is a free translation of the Brazilian judicial administrator’s report referred to June 2020 financial information of Oi S.A. and some of its subsidiaries (“RJ Debtors”) filled within the 7th Business Court of Rio de Janeiro on August, 15, 2020. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese, and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail. The Portuguese version is the only valid and complete version and shall prevail for any and all purposes. There is no assurance as to the accuracy, reliability or completeness of the translation. Any person reading this translation and relying on it should do so at his or her own risk.

YOUR HONOR MR. JUDGE OF THE 7th BUSINESS COURT OF THE DISTRICT OF THE CAPITAL OF THE STATE OF RIO DE JANEIRO

Case No. 0203711-65.2016.8.19.0001

Judicial Reorganization of Oi S.A and others

THE JUDICIAL ADMINISTRATOR (Arnoldo Wald Law Firm), appointed in the process of Judicial Reorganization of Oi S.A. and others, respectfully comes to ask Your Honor to determine the addition of the Monthly Activity Report ("RMA") for the month of June 2020.

Rio de Janeiro, August 17, 2020.

Judicial Administrator

Arnoldo Wald Law Office

Pres. Ave. Juscelino Kubitschek, 510, 8th floor | Zip Code 04543-906 | São Paulo, SP phone: +55 11 3074 6000	Almirante Barroso Avenue, no. 52 24th floor | Zip Code 20031-000 | Rio de Janeiro, RJ phone: +55 21 2272 9300	SCN, Block 09, Lot C - Tower C, Room 504 – Asa Sul Parque Cidade Corporate Building | Zip Code 70308-200 Brasília, DF | phone: +55 61 3410 4700
contato@wald.com.br

MONTHLY ACTIVITIES REPORT

RMA

JUDICIAL REORGANIZATION

Oi

17 . August . 2020

1

EXECUTIVE REPORT

1	Introduction		03
2	Organization Chart Oi Group / Companies under Reorganization		05
3	Published Relevant Facts & Notices to the Market		09
4	Financial Information (Consolidated of Companies under Reorganization)		10
	4.1	Cash Flow Statement	11
5	Service to creditors		16
6	Statements submitted by AJ		18
7	Supervision and Compliance with the JR Plan		19

2

1 Introduction	REPORT EXECUTIVE

INTRODUCTION

Your Honor Mr. Judge of the 7th Business Court of the District of the Capital of the State of Rio de Janeiro

The Judicial Administrator, Arnoldo Wald Law Firm ("Wald" or "AJ") appointed in the records of the Judicial Reorganization of the Oi Group (Case No 0203711- 65.2016.8.19.0001) and Rio Branco Consultores Associados, subcontracted by AJ to assist in the preparation of the Monthly Activities Report ("RMA"), respectfully comes before Your Honor pursuant the decision on pages 91.223 / 91,224, to present the RMA for the month of June 2020.

As we know, the Judicial Reorganization involves the following companies:

●	Oi S.A. - in Judicial Reorganization ("Oi S.A.");
●	Telemar Norte Leste S.A. - in Judicial Reorganization ("Telemar Norte Leste");
●	Oi Móvel S.A. - in Judicial Reorganization ("Hi Mobile");
●	Copart4 Participações S.A. -in Judicial Reorganization ("Copart4")*;
●	Copart5 Participações S.A. -in Judicial Reorganization ("Copart5")*;
●	Portugal Telecom International Finance B.V. - in Judicial Reorganization ("PTIF"); e
●	Oi Brasil Holdings Coöperatief U.A. - in Judicial Reorganization ("Oi Coop").

This report, which includes financial information based mostly on the elements provided by the Companies under Reorganization up to August 15, 2020, contains data for the month of June 2020, and should be analyzed together with the preliminary activity report, as well as the other RMA's previously presented.

The RMA includes a chapter specifically focused on the consolidated financial information of the Companies under Reorganization, which in this Report will cover the Cash Flow Statement for those months, presented in the tables in comparison with the immediately preceding month, in addition to the information relating to the Balance Sheet and Income Statement of the Companies under Reorganization, the analysis is based on a quarterly comparison between the 2nd quarter of 2020 and the 1st quarter of 2020. The report shall highlight the main variations that have occurred in the period in question, presenting the explanations provided by the Administration of the Companies under Reorganization.

* Copart4 Participações S.A. was incorporated by Telemar Norte Leste S.A. in January 2019, as established in clause 7, annex 7.1 of the PRJ; Copart5 Participações S.A. was incorporated by Oi S.A. in March 2019, as established in clause 7, annex 7.1 of the JR Plan.

3

1 Introduction	REPORT EXECUTIVE

This report, prepared through analytical procedures and discussions with the Company's Administration, aims to provide the Court and interested parties with information on the financial situation of Companies under Reorganization and the relevant operations performed by them, as well as a summary of the activities carried out by AJ until the close of this report.

The information presented below is mainly based on data and elements submitted by the Companies under Reorganization. The individual financial statements of all Companies under Reorganization, as well as the consolidated financial statements of the Oi Group (which include, but not are limited to the Companies under Reorganization) are audited annually by independent auditors. Limited review procedures are applied by the auditors for the filing with the CVM of the Consolidated Quarterly Financial Information ("ITRs") of the Oi Group. Regarding the individual financial information of each Company under Reorganization, prepared in monthly periods other than those that comprise the ITRs delivered to CVM, these are not subject to independent audit review, either by the auditors hired by the Oi Group or by AJ.

The AJ, honored with the assignment, is available for further clarification on the information contained in this report or other additional information.

Sincerely,

Arnoldo Wald Filho awf@wald.com.br Samantha Mendes Longo samantha@wald.com.br Members Phone: +55 (11) 3074-6000	Thiago Fogaça Almeida Economist tfa@riobranco.adm.br Fábio de Carvalho e Mello Curti Economist fc@riobranco.adm.br Phone: +55 (11) 3392 - 3062

4

2 Organization Chart of the Companies in Judicial Reorganization	REPORT EXECUTIVE

CORPORATE ORGANIZATION CHART OF THE COMPANIES IN REORGANIZATION

Figure 1 - Companies in Reorganization' Corporate Organization Chart

Oi
Ois.A. (Holding)
in judicial reorganization
100%
Telemar North East S.A. (STFC concession) in judicial reorganizatio n
100%
Portugal Telecom Intern. Finance B.V. (Financial vehicle) in judicial reorganizatio n
100%
Oi Brasil Holdings Coöperatief U.A. (Financial vehicle) in judicial reorganizatio n
99,875%
Oi Serviços Financeiros S.A. (current name Copart 3)
100%
CVTEL B.V.
100%
Rio Alto Credit and Equity Management S.A.
100%
Carrigans Finance S. to RL
100%
PT Participações SGPS S.A.
99,8%
Bryophyta SP Participações Ltd.
100%
Oi Móvel S.A. (SMP and SeAC authorization) in judicial reorganizatio n
6 other companies (see appendixes)
11 other companies (see appendixes)
Legend
COMPANIES IN REORGANIZATION GROUP

Source: Information made available by the Administration

** Diagram previously presented in the Preliminary Activity Report.*
Information presented again to facilitate the understanding of the Companies in Reorganization structure

5

2 Organization Chart of the Companies in Judicial Reorganization	REPORT EXECUTIVE

6

2 Organization Chart of the Companies in Judicial Reorganization	REPORT EXECUTIVE

CORPORATE ORGANIZATION CHART OF THE COMPANIES IN REORGANIZATION

Figure 3 - Companies in Reorganization' Corporate Organization Chart

Oi Móvel S.A. in judicial reorganization
100%
Pointer Network S.A.
4 other companie s
100%
Paggo Empreendimentos S.A. (Holdings)
99,99%
Brazil Telecom Comunicação Multimidia Ltda.
99,99%
Paggo Acquirer Gestão de Meios de Pagamentos Ltda.
99,99%
Paggo Administradora Ltda.
50%
Paggo Solutions e Meios de Pagamentos S.A.
Legend
COMPANIES IN REORGANIZATION GROUP

Source: Information made available by the Administration

** Chart previously presented in the Preliminary Activity Report.*
Information presented again to facilitate the understanding of the structure of the Companies in Reorganization

7

2 Organization Chart of the Companies in Judicial Reorganization	REPORT EXECUTIVE

8

3 Published Relevant Facts & Notices to the Market	REPORT EXECUTIVE

RELEVANT FACTS & NOTICES TO THE MARKET

Below, we present some of the relevant facts and notices to the market released by the Oi Group that have a direct relationship with the Companies under Reorganization:

Relevant Facts and Notices to the Market of the month of AUGUST /20

13 August - New Version of Amendment to the JR Plan

Oi S.A. - In Judicial Reorganization ("Company"), in compliance with art. 157, paragraph 4 of Law No. 6404/76 ("LSA") and in continuity with the relevant facts disclosed on 28 February and June 15, 2020, communicates to its shareholders and the market in general that, on this date, the Company filed before the 7th Business Court of the District of the Capital of the State of Rio de Janeiro ("RJ Court") updated version of the proposal to add to the confirmed Judicial Reorganization Plan (the "Original JR Plan" and the "Amendment to the JR Plan") with some occasional adjustments.

The full Relevant fact can be accessed at

https://www.oi.com.br/ri/download_arquivos.asp?id_arquivo=7334D4B7-455D-4318-BBB2-4FE4FD2648D2

13 August - Blow Out

Oi S.A. - In Judicial Reorganization ("Oi" or "Company"), in compliance with art. 157, paragraph 4, of Law No. 6,404/76 and the provisions of CVM Instruction 358/02, hereby informs its shareholders and the market in general that it has concluded confidentiality agreements with certain holders of the 10/12% Senior PIK Toggle Notes maturing in 2025 issued by Oi and guaranteed, jointly and severally, by Telemar Norte Leste S.A. - In Judicial Reorganization, Oi Móvel S.A. - In Judicial Reorganization, Oi Brasil Holdings Coöperatief

U.A. - In Judicial Reorganization and Portugal Telecom International Finance B.V. - In Judicial Reorganization ("Confidentiality Agreements" and "Notes", respectively), for the purpose of sharing certain material non-public information ("Confidential Information") to promote the discussions related to the changes of the proposed Amendment to the Plan for Judicial Reorganization ("Plan Amendment") presented before the 7th Business Court of the District of the Capital of the State of Rio de Janeiro ("Judicial Reorganization Court") and a possible change to the deed of issue of the Notes ("Deed of Issue") to enable the completion of the operations provided for in the Addendum to the Plan.

The full Relevant fact can be accessed at

https://www.oi.com.br/ri/download_arquivos.asp?id_arquivo=2EA7087B-4E15-4D96-9C53-7AE942D89835

9

4.1 CASH FLOW STATEMENT Monthly Consolidated of the Companies under Reorganization (unaudited)	REPORT EXECUTIVE

MANAGEMENT CASH FLOW STATEMENT

HIGHLIGHTS

Demonstration
01 to 30 of JUNE of 2020
○	(i) Net Operating Cash Generation of the Companies under Reorganization was negative by R$ 69 million in June/20
○	Investments reached the level of R$ 512 million in June/20
○	Receipts increased by R$ 143 million in June/20, totaling R$ 2,051 million
○	Payments presented an increase of R$ 179 million in June/20, reaching the level of R$ 1,609 million
○	In June/20 there was a cash inflow of R$ 186 million under the Financial Transactions heading
○	The Final Balance of the Financial Cash Balance of the Companies under Reorganization increased by R$ 117 million in June/20, totaling R$ 4,871 million

10

4.1 CASH FLOW STATEMENT Monthly Consolidated of the Companies under Reorganization (unaudited)	REPORT EXECUTIVE

Statement

01 to 30 of <u>JUNE</u> of 2020

- The Net Operating Cash Generation of Companies under Reorganization in the month of June/20 was negative by R$ 69 million, after a negative result of R$ 113 million observed in the previous month (Figure 5). In comparison with the month of May/20, Receipts registered an increase of R$ 143 million, reaching the level of R$ 2,051 million, while cash outflows with Payments and Investments increased by R$ 100 million, totaling R$ 2,121 million jointly (Figure 6).
- The other movements of the Companies under Reorganization, which include Financial Transactions, represented a cash inflow of R$ 186 million in June/20.
- Thus, the variation in the Final Balance of the Financial Cash Balance of Companies under Reorganization was positive in R$ 117 million in June/20, resulting in the amount of R$ 4,871 million (Figure 7), corresponding to an increase of 2.5% over the previous month.
- Detailed considerations of the variations will be analyzed in the next few pages.

Figure 5 - Net Operating Cash Generation - Monthly Balance

In R$ million

Figure 6 - Monthly evolution . Receipts x Payments/Investments

PAYMENTS
+
INVESTMENTS
2.121
2.051
RECEIPTS
In R$ million

Figure 7 - Financial Cash - Companies under Reorganization - monthly - Final balance

In R$ million
4.180
4.871

Source: Financial statements and management information

Cash outflow with Investments contributed to the negative balance of Net Operating Cash Generation

Figure 8 - Statement of cash flow

	May/20	Jun/20	Δ
Clients	1,455	1,461	0%
Network Usage Services	1	0	-100%
Dealers	384	435	13%
Other	70	156	123%
Receipts (1)	**1,908**	**2,061**	**7%**

	Mai/20	Jun/20	Δ
Facility Maintenance	(262)	(243)	-7%
Rent	(306)	(344)	12%
Data Processing/ Printers	(80)	(69)	-14%
Call Center Service/Collection	(83)	(85)	2%
Concessionaires	(95)	(102)	7%
Consultancy / Audits / Fees	(43)	(43)	2%
Other Services/Payments	(163)	(335)	106%
Materials/Services (2)	**(1,030)**	**(1,220)**	**18%**

	May/20	Jun/20	Δ
Network Usage Services	(1)	(2)	4%
Judicial Deposits	55	81	47%
Contingencies	(7)	(6)	-12%
Other Payments (2)	**47**	**74**	**57%**

	May/20	Jun/20	Δ
Telemar	(176)	(196)	11%
OI S.A.	(89)	(63)	-29%
OI Movel	(326)	(252)	-23%
Investments (3)	**(591)**	**(512)**	**-13%**

In R$ million
2.051
(133)
(1.220)
(329)
0
74
(512)
(69)
Receipts
Staff
Materials/ Services
Taxes
Mediation / Partner Supplier
Other payments
Investments
Net Cash Generation

Source: Financial statements and management information

11

4.1 CASH FLOW STATEMENT Monthly Consolidated of the Companies under Reorganization (unaudited)	REPORT EXECUTIVE

Statement

01 to 30 of **JUNE** of 2020

Table 1 - Cash Flow Statement - Jun/20

R$ million	(A) 05/31/2020 May/20	(B)-(A) *Variation*	(B) 06/30/2020 **Jun/20**
STARTING BALANCE - Cash	**4,859**	**(105)**	**4,754**
Clients	1,455	6	1,461
Network Usage Services	1	*(1)*	-
Dealers	384	52	435
Other	70	86	156
Receipts (1)	**1,908**	**143**	**2,051**
Staff	(123)	*(10)*	(133)
Suppliers of Materials and Services	(1,032)	*(190)*	(1,222)
Taxes	(323)	*(6)*	(329)
Judicial Deposits	55	26	81
Contingencies	(7)	1	(6)
Mediation/ Partner Suppliers	-	-	-
Payments (2)	**(1,430)**	**(179)**	**(1,609)**
Telemar	(176)	*(20)*	(196)
Oi S.A.	(89)	26	(63)
Oi Móvel	(326)	73	(252)
Investments (3)	**(591)**	**80**	**(512)**
Net Operating Cash Generation (1+2+3)	**(113)**	**43**	**(69)**
Capital Increase	-	-	-
Intra Operations - Group	-	-	-
Financial Operations	**8**	***178***	**186**
Dividends and JCP	-	***0***	**0**
FINAL Balance - Caixa	**4,754**	**117**	**4,871**

Figure 9 - Receipts - Participation structure

Other
R$ 156 mi
8%
Network Usage
Services
R$ 0 mi
0%
RECEIPTS
TOTAL
R$ 2,051 mi
Dealers
R$ 435 mi
21%
Clients
R$ 1.461 mi
71%

	Jun/20		May/20
	R$ million	Participation	Participation
Receipts	**2,051**	**100%**	**100%**
Clients	1,461	71%	76%
Dealers	435	21%	20%
Other	156	8%	4%
Network Usage Services	0	0%	0%

RECEIPTS

Receipts increased in June/20

In June/20, there was an increase of R$ 143 million in the Receipts heading when compared with the previous month (7.5%), reaching the figure of R$ 2,051 million.

The *Clients* heading improved by R$ 6 million in June/20, totaling R$ 1,461 million, compared to R$ 1,455 million in May/20. The *Network Use Services* heading registered a reduction of R$ 1 million in June/20 and did not generate any cash inflow.

The *Dealers* heading increased R$ 52 million in the month, totaling a cash inflow of R$ 435 million in May/20.

- Management informed that the increase in the Dealers heading in June/20 is related to the number of working days (20 d.u mai/20 x 21 d.u jun/20).

Finally, the item *Other Receipts* heading registered an increase of R$ 86 million in June/20, with an inflow of R$ 156 million.

- Management informed that the reduction in Other Receipts heading in July/20 is explained by the reduction in Intercompany Interconnection Receipts between companies under judicial reorganization, the effect is cancelled with the heading Other services/payments.

12

4.1 CASH FLOW STATEMENT Monthly Consolidated of the Companies under Reorganization (unaudited)	REPORT EXECUTIVE

Statement

01 to 30 of **JUNE** of 2020

Table 1 - Cash Flow Statement - Jun/20

R$ million	(A) 05/31/2020 May/20	(B)-(A) Variation	(B) 06/30/2020 Jun/20
STARTING BALANCE - Cash	4,859	(105)	4,754
Clients	1,455	6	1,461
Network Usage Services	1	(1)	-
Dealers	384	52	435
Other	70	86	156
Receipts (1)	1,908	143	2,051
Staff	(123)	(10)	(133)
Suppliers of Materials and Services	(1,032)	(190)	(1,222)
Taxes	(323)	(6)	(329)
Judicial Deposits	55	26	81
Contingencies	(7)	1	(6)
Mediation/ Partner Suppliers	-	-	-
Payments (2)	(1,430)	(179)	(1,609)
Telemar	(176)	(20)	(196)
Oi S.A.	(89)	26	(63)
Oi Móvel	(326)	73	(252)
Investments (3)	(591)	80	(512)
Net Operating Generation (1+2+3)	(113)	43	(69)
Capital Increase	-	-	-
Intra Operations - Group	-	-	-
Financial Operations	8	178	186
Dividends and Interest on Net Equity (JCP)	-	0	0
FINAL Balance –Cash	4,754	117	4,871

Figure 10 - Payments - Participation structure

Other
-R$ 75 mi
-4%
Staff
R$ 133 mi
8%
Mediation
R$ 0 mi
0%
Tributes
R$ 344 mi
21%
Suppliers
R$ 1,122 mi
68%
RECEIPTS
TOTAL
R$ 1,609 mi

	Jun/20 R$ million	Jun/20 Participation	May/20 Participation
Payments	1,609	100%	100%
Suppliers of Materials and Services	1,222	76%	72%
Taxes	329	20%	23%
Staff	133	8%	9%
Other	(75)	-5%	0%
Mediation/ Partner Suppliers	0	0%	0%

PAYMENTS

Increase of Payments in June/20

Payments totaled R$ 1,609 million in June/20, an increase of R$ 179 million (12.5%) in relation to the previous month, when the heading recorded a cash outflow of R$ 1,430 million.

There was an increase of R$ 10 million in the *Staff* heading in June/20, totaling R$ 133 million.

- Management informed that the variation observed is explained by the payment of PPR 2019 for dismissed employees, approved in the collective agreement 2019/2020, paid in June/20.

The item *Suppliers of Materials/Services* closed June/20 with an increase of R$ 190 million, totaling R$ 1,222 million.

- Management informed that the increase observed is explained by the increase in Intercompany interconnection between companies under judicial reorganization (the effect is cancelled with the "Other receipts" heading), the raise of the intercompany commission for Paggo Lojas, for sales of fixed and mobile telecommunications services and Reduction in Call Center, Dealers and Consultancy/Audit/Fees.

The *Taxes* heading increased by R$ 6 million, reaching the level of R$ 329 million.

- Management informed that the increase observed refers to the payment of ICMS.

On the other hand, *Judicial Deposits* increased in the month, from R$ 55 million in May/20 to R$ 81 million in June/20.

- Management informed that the cash inflow refers to the redemption and unblocking of a judicial deposit in favor of Oi, in the PEX sphere.

Finally, the *Contingencies* item recorded a cash outflow of R$ 6 million in June/20, R$ 1 million less than in the previous month. There were no transactions in the item *Mediation/ Partner Suppliers*.

- Management informed that in June/20 there was no payment of Partner Suppliers as provided for in the JR Plan.

13

4.1 CASH FLOW STATEMENT Monthly Consolidated of the Companies under Reorganization (unaudited)	REPORT EXECUTIVE

Statement

01 to 30 of **JUNE** of 2020

Table 1 - Management Cash Flow Statement - Jun/20

	(A)	(B)-(A)	(B)
	05/31/2020	Variation	06/30/2020
R$ million	May/20		Jun/20
STARTING BALANCE - Cash	**4,859**	**(105)**	**4,754**
Clients	1,455	*6*	1,461
Network Usage Services	1	*(1)*	-
Dealers	384	*52*	435
Other	70	*86*	156
Receipts (1)	**1,908**	**143**	**2,051**
Staff	(123)	*(10)*	(133)
Suppliers of Materials and Services	(1,032)	*(190)*	(1,222)
Taxes	(323)	*(6)*	(329)
Judicial Deposits	55	*26*	81
Contingencies	(7)	*1*	(6)
Mediation/ Partner Suppliers	-	-	-
Payments (2)	**(1,430)**	**(179)**	**(1,609)**
Telemar	(176)	*(20)*	(196)
Oi S.A.	(89)	*26*	(63)
Oi Móvel	(326)	*73*	(252)
Investments (3)	**(591)**	**80**	**(512)**
Net Operating Cash Generation (1+2+3)	**(113)**	**43**	**(69)**
Capital Increase	-	-	-
Intra-Group Transactions	-	-	-
Financial Transactions	**8**	***178***	**186**
Dividends and Interest on Net Equity (JCP)	-	***0***	**0**
FINAL Balance - Cash	**4,754**	**117**	**4,871**

Figure 11 - Investments - Participation structure

Oi S.A
R$ 63 mi
13%
Oi Móvel
R$ 252 mi
49%
Telemar
R$ 196 mi
38%
INVESTMENTS
TOTAL
R$ 512 mi

	Jun/20		May/20
	R$ million	Participation	Participation
Investments	512	100%	100%
Oi Móvel	252	49%	55%
Telemar	196	38%	30%
Oi S.A.	63	12%	15%

INVESTMENTS

The Companies under Reorganization recorded Payments of *Investments* of R$ 512 million in June/20, a reduction of 13.5% in relation to the previous month, when there was a cash outflow with *Investments* of R$ 591 million.

Investments related to Oi Móvel S.A. showed a reduction of R$ 73 million, totaling R$ 252 million in June/20. In Telemar S.A. there was an increase of R$ 20 million, totaling R$ 196 million in June/20, while the Investments in Oi S.A. decreased from R$ 89 million in May/20 to R$ 63 million in June/20.

- Management emphasized that the results for the month are within the strategic plan to accelerate the Company's investments, mainly in fiber optics and to expand the mobile network.

NET OPERATING INCOME

The level of *receipts* in June/20, of R$ 2,051 million, was lower than the total sum of cash outflows of *Payments* (R$ 1,609 million) and *Investment* (R$ 512 million) in the month, which contributed directly to the negative balance of R$ 69 million in the Net Operating Generation of Companies under Reorganization in the month.

FINAL BALANCE - CASH

Financial Operations recorded a positive result of R$ 186 million in June/20, compared to a cash inflow of R$ 8 million in the previous month.

- Management informed that the increase in the final balance of Cash was mainly due to the BTSA receipt related to the capital reduction in PT Participações.

Thus, adding the cash inflow of R$ 186 million from *Financial Operations* to the negative balance of R$ 69 million from Net Operating Cash Generation, the Final Balance of the Cash of Companies under Reorganization increased by R$ 117 million in relation to the previous month (up 2.5%), totaling 4,871 million.

14

4.1 CASH FLOW STATEMENT Monthly Consolidated of the Companies under Reorganization (unaudited)	REPORT EXECUTIVE

Statement
01 to 30 of JUNE of 2020

Table 2 - Direct Cash Flow

R$ million

CONSOLIDATED COMPANIES UNDER REORGANIZATION	AUG/18	SEP/18	OCT/18	NOV/18	DEC/18	JAN/19	FEB/19	MAR/19	APR/19	MAY/19	JUN/19	JUL/19	AUG/19	SEP/19	OCT/19	NOV/19	DEC/19	JAN/20	FEB/20	MAR/20	APR/20	MAY/20	JUN/20
Opening Balance –Cash	4,677	4,721	4,815	4,379	4,362	4,469	7,515	5,943	6,010	4,614	4,306	4,145	3,621	3,083	3,060	2,612	2,239	1,910	3,761	5,929	5,602	4,859	4,754
Receipts	2,659	2,694	2,898	2,815	2,645	2,463	2,400	2,248	2,090	2,815	2,110	2,369	1,991	2,033	2,119	2,013	2,412	2,303	1,782	2,066	1,994	1,908	2,051
Clients	1,731	1,681	1,808	1,807	1,697	1,628	1,541	1,572	1,570	1,660	1,496	1,616	1,511	1,495	1,563	1,473	1,652	1,494	1,353	1,475	1,361	1,455	1,461
Network Usage Services	210	205	204	192	192	177	191	151	6	252	5	43	9	9	8	5	19	6	14	2	3	1	-
Dealers	518	420	414	478	412	498	400	411	427	446	395	453	433	421	443	421	443	488	368	405	387	384	435
Other	200	388	472	338	344	160	268	114	87	457	214	257	38	108	105	114	298	315	47	184	244	70	156
Payments	(2,279)	(2,276)	(2,751)	(2,432)	(2,285)	(2,733)	(2,805)	(1,821)	(2,964)	(2,560)	(1,743)	(2,207)	(1,577)	(1,471)	(1,694)	(1,792)	(2,082)	(2,031)	(2,057)	(1,669)	(2,108)	(1,430)	(1,609)
Staff	(170)	(140)	(137)	(133)	(244)	(200)	(172)	(144)	(320)	(180)	(152)	(151)	(138)	(136)	(125)	(134)	(235)	(177)	(147)	(133)	(244)	(123)	(133)
Suppliers of Materials and Services	(1,604)	(1,640)	(2,048)	(1,775)	(1,508)	(1,829)	(1,670)	(1,239)	(1,496)	(1,905)	(1,112)	(1,640)	(1,178)	(960)	(1,273)	(1,274)	(1,553)	(1,646)	(1,125)	(1,212)	(1,494)	(1,032)	(1,222)
Materials/Services	(1,393)	(1,433)	(1,842)	(1,581)	(1,315)	(1,649)	(1,478)	(1,087)	(1,490)	(1,654)	(1,105)	(1,594)	(1,169)	(951)	(1,264)	(1,268)	(1,536)	(1,640)	(1,111)	(1,208)	(1,489)	(1,030)	(1,220)
Facility Maintenance	(297)	(299)	(300)	(347)	(425)	(406)	(344)	(305)	(324)	(322)	(331)	(336)	(348)	(329)	(339)	(371)	(393)	(357)	(287)	(291)	(302)	(262)	(243)
Rentals	(349)	(329)	(336)	(338)	(297)	(401)	(438)	(273)	(407)	(432)	(255)	(424)	(292)	(194)	(368)	(311)	(254)	(424)	(336)	(324)	(338)	(306)	(344)
Data Processing/ Printers	(122)	(103)	(134)	(129)	(97)	(134)	(122)	(108)	(139)	(94)	(99)	(126)	(94)	(10)	(28)	(156)	(185)	(185)	(66)	(77)	(111)	(80)	(69)
Call Center Service /Collection	(138)	(104)	(138)	(147)	(163)	(129)	(155)	(113)	(135)	(138)	(121)	(116)	(128)	(124)	(103)	(125)	(143)	(112)	(134)	(110)	(79)	(83)	(85)
Dealers	(108)	(109)	(112)	(116)	(110)	(115)	(115)	(105)	(100)	(109)	(99)	(103)	(98)	(102)	(101)	(103)	(99)	(103)	(128)	(99)	(103)	(95)	(102)
Consultancy / Audits / Fees	(71)	(45)	(96)	(74)	(52)	(124)	(50)	(34)	(76)	(42)	(24)	(71)	(41)	(25)	(39)	(32)	(31)	(76)	(95)	(47)	(41)	(43)	(43)
Other Services/Payments	(308)	(444)	(726)	(430)	(171)	(340)	(254)	(149)	(309)	(517)	(176)	(418)	(168)	(167)	(286)	(170)	(431)	(383)	(65)	(259)	(515)	(163)	(335)
Network Usage Services	(211)	(207)	(206)	(194)	(193)	(180)	(192)	(152)	(6)	(251)	(7)	(46)	(9)	(9)	(9)	(6)	(17)	(6)	(14)	(4)	(5)	(1)	(2)
Taxes	(487)	(516)	(551)	(543)	(523)	(683)	(566)	(524)	(1,221)	(500)	(501)	(478)	(407)	(400)	(384)	(404)	(368)	(402)	(365)	(365)	(392)	(323)	(329)
Judicial Deposits	46	40	41	55	75	34	51	91	78	41	32	71	153	29	88	33	86	200	41	47	29	55	81
Contingencies	-	(4)	(2)	(1)	(12)	(5)	(6)	(5)	(5)	(16)	(10)	(9)	(7)	(4)	-	(13)	(12)	(6)	(4)	(6)	(6)	(7)	(6)
Mediation/ Partner Suppliers	(64)	(16)	(54)	(35)	(73)	(50)	(442)												(457)
Investments	(363)	(339)	(582)	(421)	(344)	(603)	(482)	(384)	(540)	(672)	(544)	(702)	(656)	(592)	(881)	(596)	(661)	(685)	(748)	(693)	(660)	(591)	(512)
Telemar	(178)	(147)	(222)	(193)	(174)	(234)	(208)	(172)	(230)	(279)	(206)	(245)	(232)	(215)	(245)	(212)	(185)	(195)	(195)	(192)	(262)	(176)	(196)
Oi S.A.	(47)	(64)	(76)	(58)	(46)	(103)	(83)	(51)	(81)	(99)	(54)	(83)	(61)	(62)	(88)	(54)	(62)	(66)	(88)	(83)	(60)	(89)	(63)
Oi Móvel	(138)	(128)	(284)	(170)	(124)	(266)	(191)	(161)	(229)	(294)	(284)	(374)	(363)	(315)	(548)	(330)	(414)	(424)	(465)	(417)	(338)	(326)	(252)

Operational Cash Generation	17	79	(435)	(38)	16	(873)	(887)	43	(1,414)	(417)	(177)	(540)	(242)	(30)	(456)	(375)	(331)	(413)	(1,023)	(295)	(774)	(113)	(69)

Capital Increase		-				4,007		-						-						-
Pharol Agreement						(106)
Non Core	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	121	-	-	-	-
Intra-Group Transactions	(1)	-	-	-	14	-	-	-	-	100	-	-	-	-	-	-	-	-	-	17	-	-	-
Financial Operations	28	15	(1)	21	23	18	(685)	24	17	9	16	16	(296)	7	8	2	2	2,264	3,070	(48)	31	8	186
Dividends and Interest on Net Equity (JCP)	-	-	-	-	54	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	0	-	0

Closing Balance –Cash	4,721	4,815	4,379	4,362	4,469	7,515	5,943	6,010	4,614	4,306	4,145	3,621	3,083	3,060	2,612	2,239	1,910	3,761	5,929	5,602	4,859	4,754	4,871

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5 Service to creditors	REPORT EXECUTIVE

SERVICE TO CREDITORS

Last month, the Judicial Administrator continued to dedicate itself to the organization of the new General Creditors' Meeting that will be held to debate the proposal of the Judicial Reorganization Plan, in accordance with the terms of the decision rendered at pages 425,465/425,471.

Among the works for the new GCM is the preparation of the list of creditors with voting rights, as well as the examination and validation of the documentation that has already been submitted by creditors who wish to attend the meeting through the online accreditation platform (http://www.recuperacaojudicialoi.com.br/agc/). As it occurred at the Meeting held in 2017, creditors will be able to exercise their right to vote without the need to travel (https://www.credor.oi.com.br/).

During the month of July, this Administration followed the mediation procedure established under the terms of the decision at pages 444.047/444,051 with the aim of stimulating a composition among financial creditors and of relevance (over R$ 500 million) and the debtors, related to the conditions of the proposed Amendment to the JR Plan.

In relation to the current claims, AJ remains focused on clarifying doubts about mediation procedures, clauses and compliance with the confirmed Judicial Reorganization Plan, being constantly contacted by national and international creditors, either by phone on +55 (21) 2272-9300, or by e-mail credoroi@wald.com.br.

Throughout the month, this Administration also followed the mediation procedure related to the procedural incidents, in accordance with the decision at pages 341,970/341,973. This mediation aims to encourage a composition between creditors and debtor for the definition of the value of the credits, from an online platform, which already has 11,952 signed agreements.

This Administration makes available on the site of the Judicial Reorganization the list of procedural incidents sentenced, which is periodically updated.

In addition, AJ remains assisting this Hon. Judge in the organization of the numerous letters received from other Judges requesting authorization to carry out the constriction of property of the Companies under Reorganization for payment of post-petition claims, in a procedure that, on the one hand, unites speed and security for the benefit of the Creditors, and, on the other, allows the recovery of the Oi Group to be set up and the JR Plan to be complied with.

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5 Service to creditors	REPORT EXECUTIVE

SERVICE TO CREDITORS

For this purpose, this Administration makes it available monthly on the Judicial Reorganization site (www.recuperacaojudicaloi.com.br), which already has 1,654,896 accesses, the list of letters received from the notary's office of the 7th Business District - more than 27,000 requests having already been processed - and the credits paid by the Oi Group.

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5 Service to creditors	REPORT EXECUTIVE

SUMMARY OF THE STATEMENTS OF AJ IN THE RECORDS

Below, the AJ lists the manifestations presented in the records of the electronic process after the last Monthly Activity Report, with the indication of the respective pages.

Pages 448.931/448.962	Monthly report of the activities carried out by Companies under Reorganization (for the month of May 2020).	07.15.2020
Pages 453.932/453.936	AJ statement on the preparations and adoption of the necessary security measures for the holding of the new AGC.	07.27.2020
Pages 459.650/459.652	AJ's statement on the date for the new AGC and the prior procedures to be followed by creditors wishing to attend the meeting.	08.11.2020
Pages 462.726/462.729	AJ Manifestation on: (i) the petition of the Companies under Reorganization about the payment of extra-curricular claims; (ii) the decision by the Board of Directors of the National Telecommunications Agency - Anatel; (iii) the delayed qualifications presented by Kilson Araujo Lima Junior and by Novas Mídias Digitais Programadora Ltda and (iv) the numerous requests for payment of post-petition claims.	08.13.2020

In addition, in response to letters and requests addressed directly to the AJ by the most diverse Courts in the country, the Judicial Administrator presented several statements in cases filed against the Companies under Reorganization.

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5 Service to creditors	REPORT EXECUTIVE

THE SUPERVISION OF COMPLIANCE WITH THE JUDICIAL REORGANIZATION PLAN

The Judicial Reorganization Plan ("JR Plan") presented by the Companies under Reorganization was approved by the Creditors present at the General Meeting of Creditors held on 19.12.2017, being approved, with exceptions, by this Hon. Judge, according to the r. decision of pages 254,741/254,756.

Thus, this Administration remains focused on the supervision of the fulfillment of the obligations by the Companies under Reorganization of the confirmed JR Plan, having, for this purpose, held periodic meetings with the Company and reviewed all relevant documentation.

As a result of this supervision, AJ informs that, in June 2020, only the obligations that have a maturity linked to the transit in res judicata of the records of origin have expired, as established in the Judicial Reorganization Plan. Finally, it must be informed that, every month, this Administration receives the list of labor credits paid during the month, due to the end of the grace period (180 days from the date of res judicata of the original lawsuit - clause 4.1.1 of the JR Plan).

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Franklin Roosevelt Avenue,	Juscelino Kubitschek Avenue,
no. 115, 4th floor	no. 510, 8th floor
ZIP CODE 20021-120	ZIP CODE 04543-906
Rio de Janeiro, RJ - Brazil	São Paulo, SP - Brazil

Marquês de São
Vicente Avenue, 446 - Conj. 1206
Barra Funda
ZIP CODE 01139-000
São Paulo, SP - Brazil

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